Exhibit 99.2

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES:		OFFICERS:
JOHN R. NORRIS III	Telephone (214) 969-5530	TYLER GLOVER
DAVID E. BARRY		ROBERT J. PACKER

June 24, 2019

Murray Stahl

Horizon Kinetics LLC

470 Park Avenue South

New York, NY 10016

Dear Mr. Stahl:

We are writing to you in our capacity as the trustees of Texas Pacific Land Trust (the “Trust”).

As announced this morning, the Trust has formed a Conversion Exploration Committee (the “Committee”) to evaluate whether the Trust should be converted into a C-corporation or remain a business trust. The charter of the Committee is attached hereto as Exhibit A.

As fiduciaries of the Trust, we take seriously any input and feedback from the Trust’s shareholders as we strive to pursue the best interests of the Trust and its shareholders. Given that Horizon Kinetics is the Trust’s largest shareholder, we hereby formally extend to you an invitation to designate a principal or employee of Horizon Kinetics (or any of the other members of your Schedule 13D group) to serve as the fifth member of the Committee. All members of the Committee must return the completed and executed form confidentiality agreement, attached hereto as Exhibit B. All other non-Trustee members of the Committee have agreed to the form confidentiality agreement.

The Committee intends to hold its first meeting on June 27, 2019. Therefore, please let us know whether you accept our offer by no later than 5:00 p.m. Central Time on June 26, 2019. Our invitation expires if it is not accepted by that time.

This letter is being sent on behalf of the Trust while expressly reserving, and without waiving, any and all rights and defenses that the Trust may have with respect to this matter or the ongoing litigation.

Very truly yours,

By:	/s/ JOHN R. NORRIS III
	Name:	John R. Norris III
	Title:	Co-Chairman

By:	/s/ DAVID E. BARRY
	Name:	David E. Barry
	Title:	Co-Chairman